UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2020

Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue
New York,	NY	10118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Chief Financial Officer

Coty Inc. (NYSE: COTY) (“Coty” or the “Company”) today announced that Laurent Mercier, currently Coty’s Deputy Chief Financial Officer, will succeed Pierre-André Terisse as Chief Financial Officer of the Company effective February 15, 2021. Mr. Terisse will assist with the transition through February 2021, after which he will serve as a Coty designated member of the Board of The Wella Company.

Mr. Mercier, age 50, has served as Coty’s Deputy CFO since May 2020 and previously as the CFO of Coty’s Luxury business since November 2017. Prior to joining Coty, Mr. Mercier worked at Danone, S.A. for 20 years, including serving in the role of VP of Finance for its European Dairy business from 2014 to 2017, CFO of Evian Volvic Germany and CFO for Asia, Middle East and Africa. There is no family relationship between Mr. Mercier and any director or executive officer of the Company. There have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a participant in which Mr. Mercier, or any member of his immediate family, had, or will have, a direct or indirect material interest.

In connection with Mr. Mercier’s appointment, the Company provided an offer letter to Mr. Mercier setting forth the primary compensation elements for his new position. Under the terms of his offer letter, Mr. Mercier is entitled to the following compensation and benefits: (i) an annual base salary in the amount of EUR 500,000; (ii) an APP Bonus targeted to be 50% of his annual base salary; (iii) an annual grant of restricted stock units under the Company’s Equity and Long Term Incentive Plan (“ELTIP”) with a grant date value equal to USD 650,000 and (iv) participation in the employee benefit plans generally made available to senior officers of the Company in the Netherlands.

In connection with Mr. Terisse’s separation, the Company and Mr. Terisse entered into a separation agreement pursuant to which Mr. Terisse will continue to receive his fixed remuneration and benefits in kind until February 1, 2022. All outstanding equity awards will be forfeited and cancelled as of his February 15, 2021 separation date. Under the separation agreement, no other supplemental severance amounts will be paid, and Mr. Terisse will not be eligible for variable compensation for fiscal years 2021 or 2022.

The foregoing descriptions of the offer letter and separation agreement are qualified in their entirety by reference to the full text of the respective agreements, a copy of each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2020.

A copy of the press release announcing Mr. Terisse’s departure and Mr. Mercier’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1. A copy of the press release is also available on its website at www.investors.coty.com, under the “Investor News” tab.
Acceleration of RSU Award
Following the successful November 30, 2020 completion of the strategic separation of Coty’s Professional and Retail Hair business – including the Wella, Clairol, OPI and ghd brands (together, “Wella”), on December 5, 2020 the Company’s Remuneration and Nomination Committee approved the accelerated vesting of the 984,252 restricted stock units (“RSUs”) granted to Mr. Terisse on June 5, 2020 in recognition of his work on the Wella transaction (the “Wella RSUs”). The Wella RSUs will be accelerated to fully vest on December 30, 2020.

Item 9.01    Financial Statements and Exhibits
(i)Exhibits:

Exhibit No.	Description
99.1	Press Release regarding executive officer changes, dated December 9, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: December 9, 2020	By:	/s/ Kristin Blazewicz
Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary